[COMPANY LOGO]


                                                                  NEWS RELEASE


Contact:  Jon D. Drake
          Director of Investor Relations
          Alamosa Holdings, Inc.
          806-722-1455
          jdrake@alamosapcs.com


            Alamosa Extends Exchange Offers Until November 10, 2003 Expects to receive tenders in excess of 97% of Outstanding Notes


LUBBOCK, Texas, November 7, 2003 /PRNewswire-FirstCall/--Alamosa Holdings, Inc. (OTC Bulletin Board: ALMO News) and its wholly owned subsidiary Alamosa (Delaware), Inc. (together, the "Company"), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON, PCS), today announced the final extension of the Expiration Date of its offers for its public indebtedness (the "Exchange Offers") from 5:00 p.m., Eastern Standard time, on November 7, 2003, to 5:00 p.m., Eastern Standard time, on November 10, 2003.

The Company said that it had either received or been advised by Noteholders that it would receive tenders in excess of 97% of its outstanding Existing Notes, including approximately $238.4 million in principal amount or 95.4% of its 12.5% Senior Notes due 2011, $147.5 million in principal amount or 98.4% of its 13.625% Senior Notes due 2011 and $341.9 million in principal amount or 97.7% of its 12.875% Senior Discount Notes due 2010 pursuant to its Exchange Offers.

In view of this anticipated result and after consultation with its Noteholder Committee, the Company determined not to require the tender of 97% of each separate traunche of Existing Notes as a condition to consummate its Exchange Offers. Accordingly, the Company is extending the deadline to permit those Noteholders who have indicated an intention to tender and any other Noteholder who wishes to tender to do so. The Company expects to consummate its Exchange Offers on Monday, November 10, 2003.

Wells Fargo Bank Minnesota, N.A. is the information agent and exchange agent for the Exchange Offers.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, securities.

ABOUT ALAMOSA

Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.

FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements. A more extensive discussion of the risk factors that could impact these areas and Alamosa's overall business and financial performance can be found in Alamosa's reports filed with the U.S. Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the U.S. Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

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